Exhibit 4.1

AMENDED AND RESTATED ARTICLES OF ORGANIZATION

OF BELTERRA RESORT INDIANA, LLC

Pursuant to Nevada Revised Statutes Section 86.221, the undersigned member of Belterra Resort Indiana, LLC, a Nevada limited liability company (the “Company”) does hereby declare and certify that:

1. It is the sole member of the Company, a limited liability company duly organized and existing under the laws of the State of Nevada.

2. The Company is managed by its sole member.

3. The Articles of Organization of the Company are hereby amended and restated in their entirety as follows:

ARTICLE I

NAME

The name of the company is Belterra Resort Indiana, LLC (the “Company”).

ARTICLE II

REGISTERED OFFICE AND RESIDENT AGENT

The Company’s resident agent and the address of the registered office where process may be served in the State of Nevada are CSC Services of Nevada, Inc., 502 East John Street, Room E, Carson City, Nevada 89706, or such other resident agent and registered office as the member(s) shall, from time to time, determine.

ARTICLE III

INDEMNIFICATION AND PAYMENT OF EXPENSES

In addition to any other rights of indemnification permitted by the laws of the State of Nevada as may be provided for by the Company in these articles of organization, the Company’s operating agreement or any other agreement, the expenses of member(s) incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such member(s) in their capacity as member(s) of the Company, must be paid by the Company, or through insurance purchased and maintained by the Company or through other financial arrangements made by the Company as permitted by the laws of the State of Nevada, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an unsecured undertaking by or on behalf of the member(s) to repay the amount if it is ultimately determined by a court of competent jurisdiction that they are not entitled to be indemnified by the Company.

Any repeal or modification of this Article III approved by the member(s) of the Company shall be prospective only. In the event of any conflict between this Article III and any other article of the Company’s articles of organization, the terms and provisions of Article III shall control.

ARTICLE IV

MANAGEMENT

The management of the Company shall be vested in its member(s). The name and address of the current and sole member are as follows:

Pinnacle Entertainment, Inc.

3800 Howard Hughes Parkway, Suite 1800

Las Vegas, Nevada 89109

The member(s) may designate or authorize, by provision either in the Company’s operating agreement or in another writing, one or more persons, officers or employees of the Company who may, in the name of the Company, and in lieu of or in addition to the member(s), contract debts or incur liabilities, and sign contracts or agreements (including, without limitation, instruments and documents providing for the acquisition, mortgage or disposition of property of the Company), and may authorize the use of facsimile signatures of any such persons.

IN WITNESS WHEREOF, pursuant to Nevada Revised Statutes 86.221, the undersigned has signed these amended and restated articles of organization as of the              day of August, 2004.

PINNACLE ENTERTAINMENT, INC., a Delaware corporation, its Member

By: /s/ John A. Godfrey
Name:	John A. Godfrey
Title:	Senior Vice President, Secretary and General Counsel